PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.irwinbank.com
-----------------

                          IBT Bancorp, Inc. (AMEX: IRW)
 Announces Fourth Quarter Charge on Fannie Mae and Freddie Mac Preferred Stock

IRWIN, PENNSYLVANIA, FEBRUARY 17, 2005; IBT Bancorp, Inc. (AMEX: IRW), the holding company of Irwin Bank & Trust Company, today announced that in connection with the preparation of its financial statements for the quarter and year ended December 31, 2004, it determined to take a non-cash after tax $2.4 million or $.80 per fully diluted share charge to earnings as a result of an other than temporary impairment in the value of certain Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal National Mortgage Corporation (Fannie Mae) adjustable rate preferred stocks it holds in its investment portfolio.

President and CEO Charles G. Urtin stated, "We do not believe this impairment is related to credit quality but rather to interest rates. The recent multi-billion dollar issuance of Fannie Mae fixed-rate preferred stock with a substantially different market structure and the ongoing negative publicity concerning Fannie Mae and Freddie Mac have negatively impacted the market value of these investments. While these securities continue to carry investment grades, current accounting rules and SEC guidance require us to make this determination."

Irwin Bank and Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, seven branch offices, a loan center, a trust department and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information please visit www.myirwinbank.com
                                                          -------------------

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.